MORTGAGE, SECURITY AGREEMENT, FIXTURE
FILING AND ASSIGNMENT OF LEASES AND RENTS

by and between

G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC,

a Delaware limited liability company

and

FIFTH THIRD BANK, a Michigan banking corporation, its successors and assigns, as agent

MORTGAGE, SECURITY AGREEMENT, FIXTURE
FILING AND ASSIGNMENT OF LEASES AND RENTS

THIS MORTGAGE, SECURITY AGREEMENT, FIXTURE FILING AND ASSIGNMENT OF LEASES AND RENTS (this “Mortgage”) made as of June 26, 2008, by G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company (“Borrower”), for the benefit of FIFTH THIRD BANK, a Michigan banking corporation, its successors and assigns (“Agent”), as Agent for the Banks (as defined below).

WITNESSETH:

WHEREAS, pursuant to the terms and conditions of a Loan Agreement of even date herewith (as amended from time to time, “Loan Agreement”) between Agent, Borrower and the financial institutions identified therein (the “Banks”), Banks have agreed to loan to Borrower the principal amount of $58,000,000.00 (the “Loan”). The Loan shall be evidenced by certain Syndicated Promissory Notes of even date herewith made by Borrower payable to the order of each Bank in the aggregate principal amount of the Loan (as amended, restated or replaced from time to time, the “Notes”). The Notes shall be due on the date specified in the Loan Agreement (the “Maturity Date”), except as may be accelerated pursuant to the terms hereof or of the Notes or any other Loan Document (as defined in the Loan Agreement). The Loan bears interest at a variable rate. The proceeds of the Loan shall be used to acquire the Land and Improvements (as hereinafter defined), and payment thereof is secured by this Mortgage, financing statements and other security documents (this Mortgage, the Notes, the Loan Agreement, and all other documents now existing which evidence or secure the Loan are collectively hereinafter referred to as the “Loan Documents”).

To secure (i) the payment when and as due and payable of the principal of and interest on the Loan or so much thereof as may be advanced from time to time, and any and all late charges, Additional Costs (as defined in the Loan Agreement), reimbursement obligations, and expenses for letters of credit issued by the Agent and/or Banks for the benefit of the Borrower, if any, and all other indebtedness evidenced by or owing under the Notes, any of the other Loan Documents, and any application for letters of credit, together with any extensions, modifications, renewals or refinancings of any of the foregoing, (ii) any and all obligations of Borrower to Agent and/or Banks or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (A) any and all “Rate Management Agreements” (hereinafter defined), and (B) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement ((A) and (B), collectively, the “Rate Management Obligations”) (as used herein, “Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Agent and/or Banks or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time); (iii) the payment of all other indebtedness which this Mortgage by its terms secures (including reasonable attorneys’ fees), and (iv) the performance and observance of the covenants and agreements contained in this Mortgage, the Loan Agreement, the Notes and each of the other Loan Documents, and any interest rate or hedging agreement (all of such indebtedness, obligations and liabilities identified in (i), (ii), (iii) and (iv) above being hereinafter referred to as the “Debt”), the Borrower does hereby GRANT, SELL, CONVEY, MORTGAGE, WARRANT and ASSIGN unto the Agent, its successors and assigns, and do hereby grant to Agent, its successors and assigns a security interest in, all and singular the properties, rights, interests and privileges described in Granting Clauses I, II, III, IV, V, VI, VII, and VIII below, all of same being collectively referred to herein as the “Mortgaged Property”:

GRANTING CLAUSE I:

The land located in Marion County, Indiana, which is legally described on Exhibit A attached hereto and made a part hereof (the “Land”);

GRANTING CLAUSE II:

TOGETHER WITH all buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land, including all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or for any such buildings, structures and improvements and all of the right, title and interest of the Borrower now or hereafter acquired in and to any of the foregoing (the “Improvements”);

GRANTING CLAUSE III:

TOGETHER WITH all easements, rights of way, strips and gores of land, streets, ways, alleys, sidewalks, vaults, passages, sewer rights, waters, water courses, water drainage and reservoir rights and powers (whether or not appurtenant), all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments, easements, franchises, appendages and appurtenances whatsoever, in any way belonging, relating or appertaining to the Land or the Improvements, whether now owned or hereafter acquired by the Borrower, including without limitation all existing and future mineral, oil and gas rights which are appurtenant to or which have been used in connection with the Land, all existing and future water stock relating to the Land or the Improvements, all existing and future share of stock respecting water and water rights pertaining to the Land or the Improvements or other evidence of ownership thereof, and the reversions and remainders thereof (the “Appurtenant Rights”);

GRANTING CLAUSE IV:

TOGETHER WITH all machinery, apparatus, equipment, fittings and fixtures of every kind and nature whatsoever, and all furniture, furnishings and other personal property now or hereafter owned by the Borrower and forming a part of, or used or obtained for use in connection with, the Land or the Improvements or any present or future operation, occupancy, maintenance or leasing thereof; including, but without limitation, any and all heating, ventilating and air conditioning equipment and systems, antennae, appliances, apparatus, awnings, basins, bathtubs, bidets, boilers, bookcases, cabinets, carpets, communication systems, coolers, curtains, dehumidifiers, dishwashers, disposals, doors, drapes, drapery rods, dryers, ducts, dynamos, elevators, engines, equipment, escalators, fans, fittings, floor coverings, furnaces, furnishings, furniture, hardware, heaters, humidifiers, incinerators, lighting, machinery, motors, ovens, pipes, plumbing and electric equipment, pool equipment, pumps, radiators, ranges, recreational facilities and equipment, refrigerators, screens, sprinklers, stokers, stoves, shades, shelving, sinks, security systems, toilets, ventilators, wall coverings, washers, windows, window covering, wiring and all extensions, renewals or replacements thereof or substitutions therefor or additions thereto, whether or not the same are or shall be attached to the Land or the Improvements in any manner (the “Fixtures”); it being agreed that all of said property owned by the Borrower and placed on the Land or on or in the Improvements (whether affixed or annexed thereto or not) shall, so far as permitted by law, conclusively be deemed to be real property and conveyed hereby for purposes of this Mortgage.

GRANTING CLAUSE V:

TOGETHER WITH all personal property of every nature whatsoever now or hereafter owned by Borrower or used in connection with the Land or the improvements thereon, including all extensions, additions, improvements, betterments, renewals, substitutions and replacements thereof and all of the right, title and interest of Borrower in and to any such personal property together with the benefit of any deposits or payments now or hereafter made on such personal property by Borrower or on its behalf, including without limitation, any and all Goods, Investment Property, Instruments, Chattel Paper, Documents, Letter of Credit Rights, Accounts, Deposit Accounts, Commercial Tort Claims and General Intangibles (each as defined in the Uniform Commercial Code of the State of Indiana as from time to time in effect (the “Code”)) of Borrower;

All proceeds of the foregoing, including, without limitation, all judgments, awards of damages and settlements hereafter made resulting from condemnation proceeds or the taking of the Land or improvements thereon or any portion thereof under the power of eminent domain, any proceeds of any policies of insurance, maintained with respect to the Land or improvements thereon or proceeds of any sale, option or contract to sell the Land or improvements thereon or any portion thereof;

Any and all additions and accessories to all of the foregoing and any and all proceeds (including proceeds of insurance, eminent domain or other governmental takings and tort claims), renewals, replacements and substitutions of all of the foregoing.

All of the books and records pertaining to the foregoing (all of the foregoing being referred to as the “Personal Property”);

GRANTING CLAUSE VI:

TOGETHER WITH all right, title and interest which the Borrower hereafter may acquire in and to all leases and other agreements now or hereafter entered into for the occupancy or use of the Land, the Appurtenant Rights, the Improvements, the Fixtures and the Personal Property (herein collectively referred to as the “Premises”) or any portion thereof, whether written or oral (herein collectively referred to as the “Leases”), and all rents, issues, incomes and profits in any manner arising thereunder (herein collectively referred to as the “Rents”), and all right, title and interest which the Borrower now has or hereafter may acquire in and to any bank accounts, security deposits, and any and all other amounts held as security under the Leases, reserving to the Borrower any statutory rights;

GRANTING CLAUSE VII:

TOGETHER WITH any and all Awards and Insurance Proceeds (subject to the limitations expressly set forth herein), as each are hereinafter respectively defined, or proceeds of any sale, option or contract to sell the Premises or any portion thereof (provided that no right, consent or authority to sell the Mortgaged Property or any portion thereof shall be inferred or deemed to exist by reason hereof); and Borrower hereby authorizes, directs and empowers the Agent, at its option, on Borrower’s behalf, or on behalf of the successors or assigns of Borrower, to adjust, compromise, claim, collect and receive such proceeds; to give acquittances therefor; and, after deducting expenses of collection, including reasonable attorneys’ fees, costs and disbursements, to apply the Net Proceeds, as hereinafter defined, to the extent not utilized for the Restoration of the Mortgaged Property as provided in Section 7 or 8 hereof, to payment of the Debt, notwithstanding the fact that the same may not then be due and payable or that the Debt is otherwise adequately secured; and Borrower agrees to execute and deliver from time to time such further instruments as may be requested by the Agent to confirm such assignment to the Agent of any such proceeds;

GRANTING CLAUSE VIII:

TOGETHER WITH all estate, right, title and interest, homestead or other claim or demand, as well in law as in equity, which the Borrower now has or hereafter may acquire of, in and to the Premises, or any part thereof, and any and all other property of every kind and nature from time to time hereafter (by delivery or by writing of any kind) conveyed, pledged, assigned or transferred as and for additional security hereunder by the Borrower or by anyone on behalf of the Borrower to the Agent;

TO HAVE AND TO HOLD the Mortgaged Property, unto the Agent, and its successors and assigns, forever; subject, however, to those encumbrances which the Agent has approved in the Loan Agreement or otherwise approved in writing (the “Permitted Encumbrances”);

UPON CONDITION that, subject to the terms hereof and until the occurrence of an Event of Default hereunder, the Borrower shall be permitted to possess and use the Mortgaged Property;

SUBJECT to the covenants and conditions hereinafter set forth.

PROVIDED, NEVERTHELESS, that if (i) the Borrower shall pay and perform in full when due the Debt and shall duly and timely perform and observe all of the covenants and conditions herein required to be performed and observed by the Borrower, and (ii) the Banks shall have no further obligation to make any further disbursements to or for the benefit of Borrower under the provisions of the Loan Agreement, then the Agent shall execute and deliver to the Borrower such instruments as may be reasonably requested by the Borrower which are sufficient to release this Mortgage.

BORROWER FURTHER COVENANTS AND AGREES AS FOLLOWS:

1. Representations of Borrower. Borrower hereby represents and warrants to the Agent as follows:

(a)	Borrower (i) is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has complied with all conditions prerequisite to its doing business in the State of Indiana; (ii) has the power and authority to own its properties and to carry on its business as now being conducted; (iii) is qualified to do business in every jurisdiction in which the nature of its business or its properties makes such qualification necessary; and (iv) is in compliance with all laws, regulations, ordinances and orders of public authorities applicable to it.

(b)	As of the date of the closing of the acquisition of the Premises by Borrower, the Borrower has good and marketable title to an indefeasible fee simple estate in the Premises, subject to no liens, charges or encumbrances, other than the Permitted Encumbrances; that it has good, right and lawful authority to mortgage the Mortgaged Property in the manner and form herein provided; that this Mortgage is and shall remain a valid and enforceable lien on the Mortgaged Property subject only to the Permitted Encumbrances; that Borrower and its successors and assigns shall defend the same and the priority of this lien forever against the lawful claims and demands of all persons whomsoever, and that this covenant shall not be extinguished by any foreclosure hereof but shall run with the Land.

(c)	As of the date hereof, there has been no material change in the financial condition of Borrower or any guarantor of the Notes from that set forth in Borrower’s most recent financial statement, and, to the best of Borrower’s knowledge, the financial statements of such guarantor, and the financial information contained therein was true and correct on the date the statements were issued and there has been no material adverse change as of the date hereof.

(d)	There are no suits or proceedings pending, or to the knowledge of Borrower, threatened against or affecting Borrower, which, if adversely determined, would have a material adverse effect on the financial condition or business of Borrower or its ability to perform its obligations under this Mortgage or any of the other Loan Documents executed by it, and there are no proceedings by or before any court, governmental commission, board, bureau, or other administrative agency pending or, to the knowledge of Borrower, threatened against Borrower, which, if adversely determined, would have a material adverse effect on the financial condition or business of Borrower or its ability to perform its obligations under this Mortgage or any of the other Loan Documents executed by it.

(e)	The Mortgaged Property complies with all requirements of law, municipal ordinances and restrictions and covenants of record with respect to the Mortgaged Property and the use thereof.

(f)	The Borrower has and shall maintain title to the collateral for the Loan, including any additions or replacements thereto, free of all security interests, liens and encumbrances, other than the security interest hereunder.

(g)	No person who owns twenty percent (20.00%) or more of the equity interests in Borrower, or otherwise controls Borrower or any of its subsidiaries, is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, and the proceeds of the Loan will not violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.

(h)	Borrower is able to pay its debts as such debts become due, and has capital sufficient to carry on its present businesses and transactions and all businesses and transactions in which it is about to engage. Borrower (i) is not bankrupt or insolvent, (ii) has made an assignment for the benefit of its creditors, (iii) has not had a trustee or receiver appointed, (iv) has not had any bankruptcy, reorganization or insolvency proceedings instituted by or against it, or (v) shall not be rendered insolvent by its execution, delivery or performance of the Loan Documents or by the transactions contemplated thereunder.

2. Borrower’s Covenants.

(a)	Payment of Debt. The Borrower shall, prior to the expiration of any grace period: (i) pay the Debt when due, and (ii) duly and punctually perform and observe all of the covenants and conditions to be performed or observed by the Borrower as provided in the Notes, the Loan Agreement, this Mortgage and the other Loan Documents, without relief from valuation and appraisement laws.

(b)	Repair/Maintenance. The Borrower shall (i) promptly repair, restore, replace or rebuild any portion of the Premises which may be damaged or destroyed whether or not Insurance Proceeds (as hereinafter defined) are available or sufficient for that purpose; (ii) keep the Premises in good condition and repair, free from waste; (iii) pay all operating costs and expenses of the Premises when due; (iv) comply with all legal requirements applicable to all or any portion of the Premises, or the use and occupancy, thereof (subject to the right of the Borrower to contest the enforceability or applicability of any such legal requirements in good faith, diligently and at its expense by appropriate proceedings which shall not subject the Borrower or the Agent and/or Banks to any risk of civil or criminal liability and which shall operate during the pendency thereof to prevent the imposition or foreclosure of any lien upon, or any interference with the availability, use or occupancy of, the Mortgaged Property or any part thereof), and observe and comply with any conditions and requirements necessary to preserve and extend any and all rights, licenses, permits (including without limitation zoning variances, special exceptions and nonconforming uses), privileges, franchises and concessions that are applicable to all or any portion of the Premises or the use and occupancy thereof; (v) refrain from any action, and correct any condition known to Borrower, which would materially increase the risk of fire or other hazard to the Premises or any portion thereof; and (vi) cause the Premises to be managed in a competent and professional manner.

(c)	Alteration of Mortgaged Property. Without the prior written consent of the Agent and except as provided in the Loan Agreement, the Borrower shall not cause, suffer or permit (i) any material alteration of the Premises, except as required by any applicable legal requirement or as otherwise contemplated by the Loan Agreement; (ii) any change in the zoning classification or intended use or occupancy of the Premises, including without limitation any change which would increase any fire or other hazard; (iii) any change in the identity of Borrower or the person or entity responsible for managing the Premises; or (iv) any modification of the licenses, permits, privileges, franchises, covenants, conditions or declarations of use applicable to the Premises, except as required to operate the Premises in the manner required hereunder.

(d)	Limited Liability Company Agreement of Borrower. Except as provided in Section 12 hereof, the limited liability company agreement of Borrower shall not, without the prior written consent of the Agent, be amended or modified, nor shall any member or manager of Borrower be released or discharged from its or his obligations under Borrower’s limited liability company agreement, nor shall any member of Borrower transfer, pledge or encumber in any way any member interest in Borrower or the right to receive income or proceeds from Borrower.

(e)	Continuing Existence. Borrower, without the prior written consent of the Agent, shall not (a) permit itself to be dissolved or its existence terminated, or (b) amend or modify its organizational documents if such amendment or modification could have a material adverse effect on (i) Borrower’s ability to perform its obligations under any of the Loan Documents, or (ii) the validity or priority of the Agent’s liens or security interests under the Loan Documents.

(f)	Compliance with Laws. Borrower shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental authority or court applicable to Borrower or to the Premises or any part thereof.

(g)	Operating and Reserve Accounts. The Borrower shall cause the Property Manager to maintain the operating, escrow, reserve and other accounts, if any, for the Premises with the Agent and pledge the same to the Agent as additional security for the Loan.

3. Liens, Contest and Defense of Title.

(a)	The Borrower shall not create or suffer or permit any lien, charge or encumbrance to attach to or be filed against the Mortgaged Property or any part thereof, or interest thereon, or any other rights and properties conveyed, mortgaged, transferred and granted hereunder, whether such lien, charge or encumbrance is on a parity, inferior or superior to the lien of this Mortgage, including liens for labor or materials with respect to the Premises (“Mechanic’s Liens”).

(b)	Notwithstanding paragraph (a) of this Section, the Borrower may cause the Property Manager in good faith and with reasonable diligence to contest the validity or amount of any Mechanic’s Liens and defer payment and discharge thereof during the pendency of such contest, provided that: (i) such contest shall prevent the sale or forfeiture of the Mortgaged Property, or any part thereof or any interest therein, to satisfy such Mechanic’s Liens and shall not result in a forfeiture or impairment of the lien of this Mortgage; and (ii) within ten (10) days after the Borrower has been notified of the filing of any such Mechanic’s Liens, the Borrower shall have notified the Agent in writing of the Borrower’s intention to contest such Mechanic’s Liens, or to cause such other party to contest such Mechanic’s Liens, and shall have obtained a title insurance endorsement over such Mechanic’s Liens in form and substance reasonably satisfactory to the Agent, insuring the Agent against loss or damage by reason of such Mechanic’s Liens; provided that in lieu of such title insurance endorsement the Borrower may deposit and keep on deposit with the Agent into an interest bearing account (or such depositary as may be designated by the Agent) a sum of money sufficient, in the judgment of the Agent, to pay in full such Mechanic’s Liens and all interest thereon. Any such deposits may be used by the Agent in its sole discretion to protect the priority of this Mortgage. In case the Borrower shall fail to maintain such title insurance or deposit, or to prosecute or cause the prosecution of such contest with reasonable diligence, or to pay or cause to be paid the amount of the Mechanic’s Lien, plus any interest finally determined to be due upon the conclusion of such contest; then the Agent may, at its option, apply any money and liquidate any securities then on deposit with the Agent (or other depositary designated by the Agent) in payment of or on account of such Mechanic’s Liens, or that part thereof then unpaid, together with all interest thereon according to any written bill, notice or statement, without inquiring into the amount, validity or enforceability thereof. If the amount of money so deposited shall be insufficient for the payment in full of such Mechanic’s Liens, together with all interest thereon, then the Borrower shall forthwith, upon demand, deposit with the Agent (or other depositary designated by the Agent) the sum which shall be necessary to make such payment in full. If a Mechanic’s Lien claim is ultimately resolved in the claimant’s favor, then the monies so deposited shall be applied in full payment of such Mechanic’s Lien or that part thereof then unpaid, together with all interest thereon (provided no Event of Default shall then exist) when the Agent has been furnished with satisfactory evidence of the amount of payment to be made. Any excess monies remaining on deposit with the Agent (or other depositary) under this Section 3(b) shall be paid to the Borrower, provided that no Event of Default shall then exist.

(c)	If the lien and security interest of the Agent in or to the Mortgaged Property, or any part thereof, shall be endangered or shall be attacked, directly or indirectly, the Borrower shall promptly notify the Agent and shall appear in and defend any action or proceeding purporting to affect the Mortgaged Property, or any part thereof, and shall file and prosecute such proceedings and take all actions necessary to preserve and protect such title, lien and security interest in and to the Mortgaged Property.

4. Payment and Contest of Taxes.

(a)	The Borrower shall pay or cause to be paid when due and before any penalty attaches, all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever levied or assessed against the Mortgaged Property, or any part thereof, or any interest therein, or any income or revenue therefrom, or any obligation or instrument secured hereby, and all installments thereof (“Taxes”), on or before the date such Taxes are due; and the Borrower shall discharge any claim or lien relating to Taxes upon the Premises. The Borrower shall provide the Agent with copies of paid receipts for Taxes, if requested by the Agent, within ten (10) days after so requested by the Agent.

(b)	Notwithstanding paragraph (a) of this Section, the Borrower may, in good faith and with reasonable diligence, contest or cause to be contested the validity or amount of any such Taxes, provided that: (i) no Event of Default has occurred; (ii) such proceeding shall stay the collection of the applicable Taxes from Borrower and from the Premises or Borrower shall have paid all of the applicable Taxes under protest, (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder, (iv) neither the Premises nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost so long as the contest is being pursued, and (v) Borrower shall have deposited with Agent adequate reserves for the payment of the applicable Taxes, together with all interest and penalties thereon, unless Borrower has paid all of the applicable Taxes under protest, or Borrower shall have furnished such other security as may be accepted by Agent in its sole and absolute discretion to insure the payment of any contested Taxes, together with all interest and penalties thereon. If the Borrower fails to prosecute such contest with reasonable diligence or fails to maintain sufficient funds as hereinabove provided, the Agent may, at its option, liquidate any securities and apply the monies then on deposit with the Agent (or other depositary), in payment of, or on account of, such Taxes, or any portion thereof then unpaid, including all penalties and interest thereon according to any written bill, notice or statement, without inquiry as to the amount, validity or enforceability thereof. If the amount of money and any such security so deposited shall (in the Agent’s reasonable judgment) at any time be insufficient for the payment in full of such Taxes, together with all penalties and interest which are or might become due thereon, the Borrower shall forthwith, upon demand, either deposit with the Agent (or other depositary designated by the Agent) a sum (or such other security as shall be reasonably satisfactory to the Agent) which when added to the funds then on deposit, shall (in the Agent’s reasonable judgment) be sufficient to make such payment in full, or, if the Agent (or other depositary) has applied funds so deposited on account of such Taxes, restore such deposit to an amount satisfactory to the Agent. After final disposition of such contest and upon the Borrower’s written request and delivery to the Agent of an official bill for such Taxes, the Agent (or other depositary) shall liquidate any securities and apply the monies, if any, then on deposit under this Section 4 to the payment of such Taxes or that part thereof then unpaid and the balance, if any, in excess of the amount required to be on deposit with the Agent (or other depositary) under Section 26 hereof shall be refunded to the Borrower after such final disposition, provided that no Event of Default shall then exist.

5. Change in Tax Laws.

(a)	If, by the laws of the United States of America, or of any state or municipality having jurisdiction over the Agent, the Borrower or the Mortgaged Property, any tax is imposed or becomes due in respect of the Notes or this Mortgage (excluding income, excise or franchise taxes imposed upon the Agent, except as provided in paragraph (c) below), or any liens on the Mortgaged Property created thereby, then the Borrower shall pay such tax in the manner required by such law.

(b)	If any law, statute, rule, regulation, order or court decree effects a deduction from the value of the Mortgaged Property for the purpose of taxation by creating any lien thereon, or imposing upon the Agent any liability for the payment of all or any part of the Taxes required to be paid by the Borrower, or changing in any way the laws relating to the taxation of mortgages or deeds of trusts or debts secured by mortgages or deeds of trust or the interest of the Agent in the Mortgaged Property, or the manner of collection of Taxes so as to adversely affect this Mortgage, the Debt, or the Agent, then, and in any such event, the Borrower, upon demand by the Agent, shall pay such Taxes, or reimburse the Agent therefor on demand, unless the Agent determines, in the Agent’s sole judgment, that such payment or reimbursement by the Borrower is unlawful or that the payment might, in the Agent’s judgment, constitute usury or render the Debt wholly or partially usurious; in which event the Agent may elect to declare the Debt to be due and payable within the lesser of (i) thirty (30) days after written notice, or (ii) such shorter period as may be required to ensure compliance by Agent with applicable law.

(c)	Nothing contained herein shall require the Borrower to pay any income, franchise or excise tax imposed upon the Agent, excepting only such income, franchise or excise tax which may be levied against the income of the Agent as a complete or partial substitute for Taxes required to be paid by the Borrower hereunder.

6. Insurance Coverage. For so long as this Mortgage is in effect, Borrower shall continuously maintain insurance in accordance with the following provisions:

(a)	Borrower shall obtain and maintain at all times during the term of the Loan the insurance required by Agent pursuant to Exhibit B attached hereto. In addition, Borrower shall cause Agent to be named as a named insured under the insurance policies required by Agent and Agent shall be identified in each policy as follows: Fifth Third Bank, its successors and/or assigns as their respective interests may appear. Borrower shall provide Agent with evidence of all such insurance required hereunder.

(b)	The policies of insurance to be obtained and maintained by Borrower under the provisions of this Mortgage shall be issued by responsible insurance carriers with a Best’s rating of no less than A/VII, licensed to do business in the State of Indiana, who are acceptable to Agent and shall be in such form and with such endorsements (including a mortgagee clause in favor of Agent), waivers and deductibles (in no event to exceed $10,000) as Agent shall designate or approve. Without limitation on the foregoing:

(c)	All policies shall name Borrower as the insured, and (with the exception of policies for workmen’s compensation insurance) shall name Agent as mortgagee and as an additional insured (under a standard non-contributing mortgagee protection clause, in form reasonably satisfactory to Agent, attached to such policy or policies whenever applicable, and providing, among other matters, that all insurance proceeds shall be paid to Agent).

(d)	All policies shall contain: (1) the agreement of the insurer to give Agent at least 30 days’ written notice prior to cancellation or expiration of or change in such policies, or any of them; (2) a waiver of subrogation rights against Agent and, if available Borrower; (3) an agreement that such policies are primary and non-contributing with any insurance that may be carried by Agent; (4) a statement that the insurance shall not be invalidated should any insured waive in writing prior to a loss any or all right of recovery against any party for loss accruing to the property described in the insurance policy; and (5) if obtainable, a provision that no act or omission of Borrower shall affect or limit the obligation of the insurance carrier to pay the amount of any loss sustained. As of the date hereof, and subject to any changes in such requirements which Agent may, in its discretion, make from time to time pursuant to its rights under this Section 6, each policy of property insurance hereunder shall contain a lender’s loss payable endorsement, lender clause, or other non-contributory mortgagee clause of similar form and substance acceptable to Agent in favor of Agent as a second mortgagee.

(e)	Concurrently herewith, Borrower shall deliver to Agent original policies or certificates with premiums prepaid evidencing the insurance required hereunder. Borrower shall procure and pay for renewals of such insurance (or shall cause the procurement and payment) from time to time before the expiration thereof, and Borrower shall deliver to Agent such original renewal policies or certificates with premiums prepaid at least 30 days before the expiration of any existing policy.

(f)	Borrower, for itself, and on behalf of its insurers, hereby releases and waives any right to recover against Agent on any liability for: damages for injury to or death of persons; any loss or damage to property, including the property of any occupant of the Premises; any loss or damage to buildings or other improvements comprising the Premises; any other direct or indirect loss or damage caused by fire or other risks, which loss or damage is or would be covered by the insurance required to be carried hereunder by Borrower, or is otherwise insured; or claims arising by reason of any of the foregoing, except to the extent caused solely by the active negligence of Agent, respectively.

(g)	Agent shall not, by reason of accepting, rejecting, obtaining or failing to obtain insurance, incur any liability for (a) the existence, non-existence, form, amount or legal sufficiency thereof, (b) the solvency or insolvency of any insurer, or (c) the payment of losses. All insurance required hereunder or carried by Borrower shall be procured at Borrower’s sole cost and expense. Borrower shall deliver to Agent receipts satisfactory to Agent evidencing full prepayment of the premiums therefor, except to the extent Agent makes payments with Borrower’s deposits under Section 26 (for the periods and payments so covered by such payments). In the event of foreclosure on, or other transfer of title in lieu of foreclosure of, the Premises, all of Borrower’s interest in and to any and all insurance policies in force shall pass to Agent, or the transferee or purchaser as the case may be, and Agent is hereby irrevocably authorized to assign in Borrower’s name to such purchaser or transferee all such policies, which may be amended or rewritten to show the interest of such purchaser or transferee.

(h)	If the Borrower fails to procure, pay the premiums for, or deliver to the Agent any of the Policies or renewals as required herein, the Agent may elect, but shall not be obligated, to obtain such insurance and pay the premiums therefor. The Borrower shall pay to the Agent on demand any premiums so paid with interest thereon at the Default Rate set forth in the Notes, from the time of the advance for such payment by the Agent, and said advance and interest shall be part of the Debt.

(i)	Approval by the Agent of any policies of insurance (“Policies”) shall not be deemed a representation by the Agent as to the adequacy of coverage of such Policies or the solvency of the insurer.

7. Casualty Loss; Proceeds of Insurance.

(a)	The Borrower will give the Agent prompt written notice of any loss or damage to the Premises, or any part thereof, by fire or other casualty.

(b)	In case of loss or damage covered by any one of the Policies in excess of $500,000.00, the Agent is hereby authorized to settle and adjust any claim under such Policies (and after the entry of a decree of foreclosure, or a sale or transfer pursuant thereto or in lieu thereof, the decree creditor or such purchaser or transferee, as the case may be, are hereby authorized to settle and adjust any claim under such Policies) upon consultation with, but without the requiring consent of, the Borrower; and the Agent shall, and is hereby authorized to, collect and receipt for any and all proceeds payable under such Policies in connection with any such loss (“Insurance Proceeds”). Borrower hereby irrevocably appoints Agent as its attorney-in-fact for the purposes set forth in the preceding sentence. Each insurance company is hereby authorized and directed to make payment (i) of 100% of all such losses (if such loss exceeds said amount) directly to Agent alone, and (ii) of 100% of all such losses (if such loss is less than or equal to said amount) directly to Borrower alone, and in no case to Borrower and Agent jointly. All reasonable costs and expenses incurred by the Agent in the adjustment and collection of any such Insurance Proceeds (including without limitation reasonable attorneys’ fees and expenses) shall be so much additional Debt, and shall be reimbursed to the Agent upon demand or may be paid and deducted by the Agent from such Insurance Proceeds prior to any other application thereof. Agent shall not be responsible for any failure to collect any insurance proceeds due under the terms of any policy regardless of the cause of such failure, other than the gross negligence or willful misconduct of Agent.

(c)	Net Insurance Proceeds received by the Agent under the provisions of this Mortgage or any instrument supplemental hereto or thereto or any policy or policies of insurance covering any improvements on the Mortgaged Property or any part thereof shall be applied by the Agent at its option as and for a prepayment on the Notes, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for restoration of such improvements (“Restoration”), in which event the Agent shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the indebtedness evidenced by the Notes. If Agent elects to permit the use of Insurance Proceeds to restore such improvements it may do all necessary acts to accomplish that purpose, including advancing additional funds, all such additional funds to constitute part of the Debt. If Agent elects to make the Insurance Proceeds available to Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such improvements, any excess of Insurance Proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment on the Notes, without a prepayment fee or premium. No interest shall be payable to Borrower upon Insurance Proceeds held by Agent.

(d)	Notwithstanding the provisions of subsection 7(c) above, Agent agrees to allow the Insurance Proceeds to be disbursed for Restoration provided: (i) no Event of Default, and no default with which the passage of time or giving of notice would constitute and Event of Default, shall have occurred; (ii) Agent shall be satisfied in its sole and absolute discretion, that by expenditure of the Insurance Proceeds hereunder the Premises damaged or destroyed shall be fully restored within a reasonable period of time to the condition and value contemplated by this Mortgage and the Restoration Plans (as hereinafter defined), and all payments required under the Loan will continue to be paid as and when the same become due and payable; (iii) in Agent’s good faith judgment, such work of repair and restoration can be completed in the ordinary course of business not later than the earlier of (A) three (3) months prior to the Maturity Date; (B) the outside date, if any, under any Lease or any federal, state, county, municipal or other governmental statute, law, rule, order, regulation, ordinance, judgment, decree or injunction, or any permit, license, covenant, agreement, restriction or encumbrance; (iv) the applicable Debt Service Coverage Ratio (as defined in the Loan Agreement) continues to be satisfied (provided that in calculating Operating Cash Flow, any income received through business interruption insurance because of rent that is abated due to such casualty until such time as Restoration is complete shall be included as income); (v) Agent shall have reviewed and approved Borrower’s plans and specifications for the repair and restoration of the Mortgaged Property involving costs in excess of $500,000.00 (the “Restoration Plans”), Borrower’s architect and any general contractors, subcontractors and material suppliers employed to perform such work; (vi) if so required by Agent in its sole and absolute discretion, all general contractors, all major subcontractors and material suppliers shall have supplied 100% performance and completion bonds; (vii) if the net Insurance Proceeds available are insufficient for payment of the full cost of restoration or repair and the payments under the Loan during the completion period, as estimated by Agent, then Borrower shall have deposited with Agent sufficient additional funds to insure payment of all such costs, or made arrangements acceptable to Agent for such sufficient additional funds; (viii) rent loss or business interruption insurance is available to cover the full amount of any loss of income from the Premises during its repair and restoration; and (ix) Borrower shall provide evidence of the implementation of builder’s risk coverage for the Premises with coverage and in such amounts as Agent shall request and which otherwise complies with the insurance requirements set forth in Section 6 hereof.

(e)	So long as any Debt shall be outstanding and unpaid, and whether or not Insurance Proceeds are available or sufficient therefor, the Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence, the Restoration of the Premises as nearly as possible to the same value, condition and character which existed immediately prior to such loss or damage in accordance with the Restoration Plans and in compliance with all legal requirements. Any Restoration shall be effected in accordance with procedures to be first submitted to and approved by the Agent in accordance with Section 9 hereof. The Borrower shall pay all costs of such Restoration to the extent Insurance Proceeds are not made available or are insufficient.

8. Condemnation and Eminent Domain.

(a)	Any and all awards (the “Awards”) in excess of $500,000.00 heretofore or hereafter made or to be made to the Borrower (or any subsequent owner of the Premises, or any part thereof) by any governmental or other lawful authority for the taking, by condemnation or eminent domain, of all or any part of the Premises (including any award from the United States government at any time after the allowance of a claim therefor, the ascertainment of the amount thereto, and the issuance of a warrant for payment thereof), are hereby assigned by the Borrower to the Agent, which Awards the Agent is hereby authorized to collect and receive from the condemnation authorities, and the Agent is hereby authorized to appear in and prosecute, in the name of and on behalf of the Borrower, any action or proceeding to enforce any such cause of action in which an award in excess of $500,000.00 is sought and to make any compromise or settlement in connection therewith and to give appropriate receipts and acquittance therefor in the name and in behalf of the Borrower. The Borrower shall give the Agent immediate notice of the actual or threatened commencement of any condemnation or eminent domain proceedings affecting all or any part of the Premises and shall deliver to the Agent copies of any and all papers served in connection with any such proceedings. All reasonable costs and expenses incurred by the Agent in the adjustment and collection of any such Awards (including without limitation reasonable attorneys’ fees and expenses) shall be so much additional Debt, and shall be reimbursed to the Agent from any Award prior to any other application thereof. The Borrower further agrees to make, execute and deliver to the Agent, at any time upon request, free, clear, and discharged of any encumbrance of any kind whatsoever (other than Permitted Encumbrances), any and all further assignments and other instruments deemed necessary by the Agent for the purpose of validly and sufficiently assigning all Awards in excess of $500,000.00 and other compensation heretofore and hereafter made to the Borrower for any permanent taking, under any such proceeding.

(b)	The proceeds of any Award received by the Agent under the provisions of this Mortgage or any instrument supplemental hereto shall be applied by the Agent at its option as and for a prepayment of the Debt, without a prepayment fee (whether or not the same is then due or otherwise adequately secured), or shall be disbursed for Restoration of the Premises, in which event the Agent shall not be obligated to supervise Restoration work nor shall the amount so released or used be deemed a payment of the Debt. If Agent elects to permit the use of the proceeds of an Award to restore such improvements it may do all necessary acts to accomplish that purpose, including advancing additional funds, all such additional funds to constitute part of the Debt. If Agent elects to make the proceeds of an Award available to Borrower for the purpose of effecting the Restoration, or, following an Event of Default, elects to restore such improvements, any excess of such proceeds above the amount necessary to complete the Restoration shall be applied as and for a prepayment of the Debt, without a prepayment fee or premium. No interest shall be payable to Borrower upon such proceeds held by Agent.

(c)	Notwithstanding the provisions of subsection 8(b) above, Agent agrees to allow the Award to be disbursed for Restoration provided: (i) all conditions to the use of casualty proceeds under subsection 7(d) have been satisfied, and (ii) the condemnation, in the judgment of Agent, shall have no material adverse effect on the operation or value of the Premises remaining after the condemnation is completed.

(d)	So long as any Debt shall be outstanding and unpaid, and whether or not Awards are available or sufficient therefor, the Borrower shall promptly commence and complete, or cause to be commenced and completed, with all reasonable diligence the Restoration of the portion of the Premises not so taken as nearly as possible to the same value, condition and character, which existed immediately prior to such taking in compliance with all legal requirements. Any Restoration of the Premises involving costs in excess of $500,000.00 shall be effected in accordance with Restoration Plans to be first submitted to and approved by the Agent as provided in Section 9 hereof. The Borrower shall pay all costs of such Restoration to the extent the Award is not made available or is insufficient.

9. Disbursement of Insurance Proceeds and Awards.

(a)	All Insurance Proceeds and/or Awards received by the Agent as provided in Section 7 or Section 8 hereof shall, after payment or reimbursement therefrom of all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the Agent in the adjustment and collection thereof (the “Net Proceeds”), shall be deposited with the Agent, or such other depositary as may be designated by the Agent, and applied as provided in this Section.

(b)	The Agent may elect to apply the Net Proceeds to prepayment of the Debt, whether then due or not. If the Debt is not prepaid in full, then the Net Proceeds shall be applied to the installments of principal and interest in the inverse order of maturity.

(c)	All Net Proceeds which are not applied to the payment of the Debt shall be applied to fund the payment of the costs, fees and expenses incurred for the Restoration of the Premises as required under Section 7 or Section 8 hereof and such Net Proceeds shall be disbursed through the title company which has insured the lien of the Mortgage to complete the Restoration; provided that the Agent shall receive the following:

(i)	Restoration Plans (unless the costs involved in such Restoration shall not exceed $500,000.00), which shall be subject to the reasonable approval of the Agent prior to the commencement of the Restoration.

(ii)	Such architect’s and engineer’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, plats of survey, opinions of counsel and such other evidences of cost, payment and performance as the Agent may reasonably require and approve.

(d)	If the Borrower shall fail to commence Restoration within thirty (30) days after the settlement of the claim involving loss or damage to the Premises, and diligently proceed to complete Restoration in accordance with the Restoration Plans and applicable laws, or if any other Event of Default shall occur hereunder at any time (whether before or after the commencement of such Restoration), all or any portion of the Debt may be declared to be immediately due and payable and such Net Proceeds, or any portion thereof, then held, or subsequently received, by the Agent or other depositary hereunder may be applied, at the option and in the sole discretion of the Agent, to the payment or prepayment of the Debt in whole or in part, or to the payment and performance of such obligations of the Borrower as may then be in default hereunder.

(e)	Any surplus which may remain out of such Net Proceeds after payment of all costs, fees and expenses of such Restoration shall be applied to prepayment of the Debt.

10. The Agent’s Performance of the Borrower’s Obligations.

(a)	Upon the occurrence of an Event of Default hereunder, the Agent may, but without any obligation to do so, upon simultaneous notice to the Borrower, make any payment or perform any act which Borrower is required to make or perform hereunder or under any other Loan Document (whether or not Borrower is personally liable therefor) in any form and lawful manner deemed expedient to the Agent, including without limitation, the right to enter into possession of the Premises, or any portion thereof, and to take any action (including without limitation the release of any information regarding the Premises, the Borrower and the obligations secured hereby) which the Agent deems necessary or desirable in connection therewith at the cost and expense of the Borrower. The Agent, in addition to any rights or powers granted or conferred hereunder but without any obligation to do so, may complete construction of, rent, operate, and manage the Premises, or any part thereof, including payment of management fees and other operating costs and expenses, of every kind and nature in connection therewith, so that the Premises shall be operational and usable for their intended purposes. All monies paid, and all reasonable expenses paid or incurred in connection therewith, including but not limited to reasonable costs of surveys, evidence of title, court costs and attorneys’ fees and expenses and other monies advanced by the Agent to protect the Premises and the lien hereof, to complete construction of, rent, operate and manage the Premises or to pay any such operating costs and expenses thereof or to keep the Premises operational and usable for their intended purposes shall be so much additional Debt, and shall become immediately due and payable on demand, and with interest thereon at the Default Rate.

(b)	The Agent, in making any payment, may do so according to any written bill, notice, statement or estimate, without inquiry into the amount, validity or enforceability thereof.

(c)	Nothing contained herein shall be construed to require the Agent to advance or expend monies for any purpose mentioned herein, or for any other purposes.

11. Security Agreement.

(a)	Grant of Security Interest. Borrower hereby grants to Agent a security interest in the Personal Property to secure the Debt. This Mortgage constitutes a security agreement with respect to all Personal Property in which Agent is granted a security interest hereunder, and Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code of Indiana (the “Code”) as well as all other rights and remedies available at law or in equity.

(b)	Perfection. Borrower consents to any instrument that may be requested by Agent to publish notice or protect, perfect, preserve, continue, extend, or maintain the security interest and lien, and the priority thereof, of this Mortgage or the interest of Agent in the Mortgaged Property, including, without limitation, deeds of trust, security agreements, financing statements, continuation statements, and instruments of similar character, and Borrower shall pay or cause to be paid (i) all filing and recording taxes and fees incident to each such filing or recording, (ii) all expenses, including without limitation, actual attorneys’ fees and costs (of both in house and outside counsel), incurred by Agent in connection with the preparation and acknowledgement of all such instruments, and (iii) all federal, state, county and municipal stamp taxes and other taxes, duties, imposts, assessments, and charges arising out of or in connection with the execution or delivery of such instruments. Borrower hereby consents to, and hereby ratifies, the filing of any financing statements relating to the Loan made prior to the date hereof. Borrower hereby irrevocably constitutes and appoints Agent as the attorney-in-fact of Borrower, to file with the appropriate filing office any such instruments. In addition, Borrower hereby authorizes Agent to cause any financing statement or fixture filing to be filed or recorded without the necessity of obtaining the consent of Borrower.

(c)	Place of Business. Borrower maintains a place of business, as set forth as the address of Borrower in Section 31 below, and Borrower will notify Agent in writing of any change in its place of business within five (5) days of such change.

(d)	Fixture Filing. This Mortgage is intended to be a financing statement within the purview of the Code and will be recorded as a “fixture filing” in accordance with the Code. It is intended that, as to the Fixtures, this Mortgage shall be effective as a continuously perfected financing statement filed as a fixture filing from the date of the filing of this Mortgage for record with the Recorder of Marion County, Indiana, pursuant to IC 26-1-9.1-501 and 26-1-9.1-502. The information provided in this Section is provided in order that this Mortgage shall comply with the requirements of the Uniform Commercial Code, for a mortgage instrument to be filed as a financing statement. The Borrower is the “Debtor” and its name and mailing address are set forth in the preamble and in Section 31 of this Mortgage. The “Secured Party” is the Agent and its name and mailing address from which information concerning the security interest granted herein may be obtained are as set forth in the preamble and in Section 31 of this Mortgage. A statement describing the portion of the Mortgaged Property comprising the Fixtures hereby secured is set forth in Granting Clause IV of this Mortgage.

(e)	Representations and Warranties. Borrower represents and warrants that: (i) the Borrower is the record owner of the Mortgaged Property; (ii) Borrower’s state of organization is the State of Delaware; (iii) Borrower’s exact legal name is as set forth on page 1 of this Mortgage; (iv) Borrower’s organizational identification number is 4546706; (v) Borrower is the owner of the Personal Property subject to no liens, charges or encumbrances other than the lien hereof, (vi) the Personal Property will not be removed from the Mortgaged Property without the consent of the Agent, and (vii) no financing statement covering any of the Personal Property or any proceeds thereof is on file in any public office except pursuant hereto.

12. Restrictions on Transfer. For the purpose of protecting the Agent’s security, and keeping the Premises free from subordinate financing liens, Borrower agrees that it, the members of Borrower, and the members, partners or stockholders of any entity controlling, directly or indirectly, Borrower, will not:

(a)	sell, assign, transfer, hypothecate, grant a security interest in or convey title to (i) the Premises or any part thereof, or (ii) any direct membership interest in Borrower or its sole member;

(b)	obtain any financing, all or a part of which, will be secured by (i) the Premises, or (ii) any direct membership interest in Borrower or its sole member; or

(c)	convert Borrower from one type of legal entity into another type of legal entity,

without the Agent’s prior written consent, except as permitted herein. Any violation of this Section 12 shall be deemed a “Prohibited Transfer.”

Notwithstanding the foregoing, the following shall not be deemed Prohibited Transfers: (i) transfers of membership interests in Borrower to trusts or to a spouse, former spouse, children, grandchildren, parents or grandparents, for estate planning purposes, provided, however, that such transferee complies with the requirements set forth in the Loan Agreement for transfers of interests, or (ii) transfers of membership interests in Borrower, provided that Grubb & Ellis Realty Investors, LLC, another entity controlled by Grubb & Ellis Company or its successors, or a Qualified Advisor (as defined below) retains management and control of Borrower and such transferee complies with Agent’s standard requirements in connection with the Act (as defined in the Loan Agreement). As used herein, “Qualified Advisor” shall mean an entity which is, or is controlled by, either a reputable management company or an institutional advisor for hedge funds, private and/or public REITs, private or public pension funds, joint ventures and other investment vehicles established by the foregoing, or similar investment vehicle, which is approved by Lender (such approval not to be unreasonably withheld, conditioned or delay). In the event the management and/or control of Borrower is transferred to a Qualified Advisor as set forth above, Borrower shall pay a transfer fee to Agent in the amount of five (5) basis points of the commitment amount, together with all reasonable third party costs actually incurred by Agent (including reasonable legal fees) in documenting such transfer.

13. Events of Default. Any one or more of the following events shall constitute an “Event of Default” under this Mortgage:

(a)	If the Borrower shall fail (i) to make any payment of principal or interest under the Notes within three (3) business days of the date when due, or (ii) to make any other payment under the Loan Documents within five (5) days of written notice by Agent (or such shorter period as may be expressly provided for herein or therein); or

(b)	If the Borrower shall fail to maintain the insurance coverages in effect as required in Section 6 hereof; or

(c)	If a Prohibited Transfer shall occur; or

(d)	If any representation or warranty made by Borrower or any member thereof pursuant to or in connection with this Mortgage shall prove to be untrue or incorrect in any material respect when made (or when deemed made at the time of a disbursement of the Loan, unless notice is given to Agent pursuant to Section 1 hereof); or

(e)	Borrower fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by Borrower contained in this Mortgage and not specifically referred to elsewhere in this Section 13; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Premises, and the priority, validity and enforceability of the liens created by this Mortgage or any of the other Loan Documents and the value of the Premises are not impaired, threatened or jeopardized, then Borrower shall have a period (“Cure Period”) of thirty (30) days after Borrower obtains actual knowledge of such failure or receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period (provided, however, such period shall be limited to ten (10) days if such failure can be cured by the payment of money), provided further that if Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate ; or

(f)	Borrower fails to pay any Rate Management Obligation when due or the breach by Borrower of any term, provision or condition contained in any Rate Management Agreement; or

(g)	If any Event of Default occurs under any other Loan Document.

14. Remedies. Upon the occurrence of an Event of Default (regardless of the pendency of any proceeding which has or might have the effect of preventing Borrower from complying with the terms of this instrument), and in addition to such other rights as may be available under any other Loan Document or under applicable law, but subject at all times to any mandatory legal requirements:

(a)	Acceleration. Agent may declare the outstanding principal balance of the Loan and all unpaid indebtedness of Borrower hereby secured, including interest then accrued thereon, to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without other notice or demand of any kind.

(b)	Uniform Commercial Code. Agent shall, with respect to the Personal Property, have all the rights, options and remedies of a secured party under the Code, including without limitation, the right to the possession of any such property or any part thereof, and the right to enter with legal process any premises where any such property may be found. Any requirement of said Code for reasonable notification shall be met by mailing written notice to Borrower at its address set forth in Section 31 hereof at least ten (10) days prior to the sale or other event for which such notice is required. Any such sale may be held as part of and in conjunction with any foreclosure sale of the other properties and rights constituting the Mortgaged Property in order that the Mortgaged Property, including the Personal Property, may be sold as a single parcel if the Agent elects. The Borrower hereby agrees that if the Agent demands or attempts to take possession of the Personal Property or any portion thereof in exercise of its rights and remedies hereunder, the Borrower will promptly turn over and deliver possession thereof to the Agent, and the Borrower authorizes, to the extent the Borrower may now or hereafter lawfully grant such authority, the Agent, its employees and agents, and potential bidders or purchasers to enter upon the Premises or any other office, building or property where the Personal Property or any portion thereof may at the time be located (or believed to be located) and the Agent may (i) remove the same therefrom or render the same inoperable (with or without removal from such location); (ii) repair, operate, use or manage the Personal Property or any portion thereof; (iii) maintain, repair or store the Personal Property or any portion thereof; (iv) view, inspect and prepare the Personal Property or any portion thereof for sale, lease or disposition; (v) sell, lease, dispose of or consume the same or bid thereon; or (vi) incorporate the Personal Property or any portion thereof into the Land or the Improvements or Fixtures and sell, convey or transfer the same. The expenses of retaking, selling and otherwise disposing of the Personal Property, including reasonable attorneys’ fees and legal expenses incurred in connection therewith, shall constitute so much additional Debt and shall be payable upon demand with interest at the Default Rate.

(c)	Foreclosure. Agent may proceed to protect and enforce the rights of Agent hereunder (i) by any action at law, suit in equity or other appropriate proceedings, whether for the specific performance of any agreement contained herein, or for an injunction against the violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or by law, or (ii) by the foreclosure of this Mortgage. In any suit to foreclose the lien hereof, there shall be allowed and included as additional Debt in the decree of sale, all expenditures and expenses authorized by the Indiana mortgage foreclosure act, as from time to time amended (the “Act”) and all other expenditures and expenses which may be paid or incurred by or on behalf of Agent for reasonable attorney’s fees (which may include computerized research, telephone and telefax expenses, depositions, postage, photocopies, process service, video tapes, support staff costs, and similar costs and expenses), appraiser’s fees, outlays for documentary and expert evidence, stenographer’s charges, publication costs, and costs (which may be reasonably estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurance with respect to title as Agent may deem reasonably necessary either to prosecute such suit or to evidence to bidders at sales which may be had pursuant to such decree the true conditions of the title to or the value of the Mortgaged Property. All expenditures and expenses of the nature mentioned in this paragraph, and such other expenses and fees as may be incurred in the protection of the Mortgaged Property and rents and income therefrom and the maintenance of the lien of this Mortgage, including the reasonable fees of any attorney employed by Agent in any litigation or proceedings affecting this Mortgage, the Notes or the Mortgaged Property, including bankruptcy proceedings, or in preparation of the commencement or defense of any proceedings or threatened suit or proceeding, or otherwise in dealing specifically therewith, shall be so much additional Debt and shall be immediately due and payable by Borrower, with interest thereon at the Default Rate until paid.

(d)	Appointment of Receiver. Agent shall, as a matter of right, without notice and without giving bond to Borrower or anyone claiming by, under or through it, and without regard to the solvency or insolvency of Borrower or the then value of the Mortgaged Property, be entitled to have a receiver appointed pursuant to the Act of all or any part of the Mortgaged Property and the rents, issues and profits thereof, with such power as the court making such appointment shall confer, and Borrower hereby consents to the appointment of such receiver and shall not oppose any such appointment. Any such receiver may, to the extent permitted under applicable law, without notice, enter upon and take possession of the Mortgaged Property or any part thereof by summary proceedings, ejectment or otherwise, and may remove Borrower or other persons and any and all property therefrom, and may hold, operate and manage the same and receive all earnings, income, rents, issues and proceeds accruing with respect thereto or any part thereof, whether during the pendency of any foreclosure or until any right of redemption shall expire or otherwise.

(e)	Taking Possession, Collecting Rents, Etc. Upon demand by Agent, Borrower shall surrender to Agent and Agent may enter and take possession of the Mortgaged Property or any part thereof personally, by its agent or attorneys or be placed in possession pursuant to court order as mortgagee in possession or receiver as provided in the Act, and Agent, in its discretion, personally, by its agents or attorneys or pursuant to court order as mortgagee in possession or receiver as provided in the Act may enter upon and take and maintain possession of all or any part of the Mortgaged Property, together with all documents, books, records, papers, and accounts of Borrower relating thereto, and may exclude Borrower and any agents and servants thereof wholly therefrom and may, on behalf of Borrower, or in its own name as Agent and under the powers herein granted:

(i)	hold, operate, manage and control all or any part of the Mortgaged Property and conduct the business, if any, thereof, either personally or by its agents, with full power to use such measures, legal or equitable, as in its discretion may be deemed proper or necessary to enforce the payment or security of the rents, issues, deposits, profits, and avails of the Mortgaged Property, including without limitation actions for recovery of rent, actions in forcible detainer, and actions in distress for rent, all without notice to Borrower;

(ii)	cancel or terminate any lease or sublease of all or any part of the Mortgaged Property for any cause or on any ground that would entitle Borrower to cancel the same;

(iii)	elect to disaffirm any lease or sublease of all or any part of the Mortgaged Property made subsequent to this Mortgage without Agent’s prior written consent;

(iv)	extend or modify any then existing leases and make new leases of all or any part of the Mortgaged Property, which extensions, modifications, and new leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the Maturity Date of the Loan and the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon Borrower, all persons whose interests in the Mortgaged Property are subject to the lien hereof, and the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the Debt, satisfaction of any foreclosure decree, or issuance of any certificate of sale or deed to any such purchaser;

(v)	make all necessary or proper repairs, decoration renewals, replacements, alterations, additions, betterments, and improvements in connection with the Mortgaged Property as may seem judicious to Agent, to insure and reinsure the Mortgaged Property and all risks incidental to Agent’s possession, operation and management thereof, and to receive all rents, issues, deposits, profits, and avails therefrom;

(vi)	apply the net income, after allowing a reasonable fee for the collection thereof and for the management of the Mortgaged Property, to the payment of taxes, premiums and other charges applicable to the Mortgaged Property, or in reduction of the Debt in such order and manner as Agent shall select; and

(vii)	receive and collect the rents, issues, profits and revenues of the Mortgaged Property personally or through a receiver so long as an Event of Default shall exist and during the pendency of any foreclosure proceedings and during any redemption period, and the Borrower agrees to consent to a receiver if it is believed necessary or desirable by the Agent to enforce its rights under this subsection. The collection of rents, issues, profits or revenues of the Mortgaged Property by the Agent shall in no way waive the right of the Agent to foreclose this Mortgage in the event of any said Event of Default.

Nothing herein contained shall be construed as constituting Agent a mortgagee in possession in the absence of the actual taking of possession of the Mortgaged Property. The right to enter and take possession of the Mortgaged Property and use any personal property therein, to manage, operate, conserve and improve the same, and to collect the rents, issues and profits thereof, shall be in addition to all other rights or remedies of Agent hereunder or afforded by law, and may be exercised concurrently therewith or independently thereof. The expenses (including any receiver’s fees, reasonable counsel fees, costs and agent’s compensation) incurred pursuant to the powers herein contained shall be secured hereby which expenses Borrower promises to pay upon demand together with interest at the Default Rate. Agent shall not be liable to account to Borrower for any action taken pursuant hereto other than to account for any rents actually received by Agent. Without taking possession of the Mortgaged Property, Agent may, in the event the Mortgaged Property become vacant or are abandoned, take such steps as it deems appropriate to protect and secure the Mortgaged Property (including hiring watchmen therefor) and all costs incurred in so doing shall constitute so much additional Debt payable upon demand with interest thereon at the Default Rate. Borrower hereby constitutes and irrevocably appoints Agent its true and lawful attorney-in-fact, which appointment is coupled with an interest, with full power of substitution, and empowers said attorney or attorneys in the name of Borrower, but at the option of said attorney-in-fact, to do any and all acts and execute any and all agreements that Agent may deem necessary or proper to implement and perform any and all of the foregoing or the following.

(f)	Indemnity. The Borrower hereby agrees to indemnify, defend, protect and hold harmless the Agent and the Banks and their employees, officers and agents from and against any and all liabilities, claims and obligations which may be incurred, asserted or imposed upon them or any of them as a result of or in connection with any use, operation, lease or consumption of any of the Mortgaged Property, or any part thereof, or as a result of the Agent seeking to obtain performance of any of the obligations due with respect to the Mortgaged Property, except from such liabilities, claims or obligations as result from the gross negligence or intentional misconduct of the Agent, its employees, officers or agents.

15. Compliance with Indiana Mortgage Foreclosure Law.

(a)	In the event that any provision in this Mortgage shall be inconsistent with any provision of the Act, the provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act.

(b)	If any provision of this Mortgage shall grant to Agent any rights or remedies upon the occurrence of an Event of Default which are more limited than the rights that would otherwise be vested in Agent under the Act in the absence of said provision, Agent shall be vested with the rights granted in the Act to the full extent permitted by law.

(c)	Without limiting the generality of the foregoing, all expenses incurred by Agent to the extent reimbursable under the Act, whether incurred before or after any decree or judgment of foreclosure, and whether enumerated in Sections 14(c) or 17 of this Mortgage, shall be added to the Debt and shall be immediately due and payable by Borrower, with interest thereon at the Default Rate until paid, or shall be included in the judgment of foreclosure.

16. Waiver of Right to Redeem — Waiver of Appraisement, Valuation, Etc. Borrower shall not and will not apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted in order to prevent or hinder the enforcement or foreclosure of this Mortgage, but hereby waives the benefit of such laws. Borrower for itself and all who may claim through or under it waives any and all right to have the property and estates comprising the Mortgaged Property marshalled upon any foreclosure of the lien hereof and agree that any court having jurisdiction to foreclose such lien may order the Mortgaged Property sold as an entirety. In the event of any sale made under or by virtue of this instrument, the whole of the Mortgaged Property may be sold in one parcel as an entirety or in separate lots or parcels at the same or different times, all as the Agent may determine. Agent shall have the right to become the purchaser at any sale made under or by virtue of this instrument and Agent so purchasing at any such sale shall have the right to be credited upon the amount of the bid made therefor by Agent with the amount payable to Agent out of the net proceeds of such sale. In the event of any such sale, the outstanding principal amount of the Loan and the other Debt, if not previously due, shall be and become immediately due and payable without demand or notice of any kind. Borrower acknowledges that the Mortgaged Property does not constitute agricultural real estate, or residential real estate. To the fullest extent permitted by law, Borrower, on behalf of itself, and each and every person acquiring any interest in, or title to the Mortgaged Property described herein subsequent to the date of this Mortgage, and on behalf of all other persons to the extent permitted by applicable law, hereby voluntarily and knowingly waive (i) any and all rights of redemption, (ii) any and all rights of reinstatement, (iii) all benefit that might accrue to Borrower by virtue of any present or future law exempting the Mortgaged Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment, (iv) unless specifically required herein, all notices of default, or Agent’s actual exercise of any option or remedy under the Loan Documents, or otherwise, and (v) any right to have the Mortgaged Property marshaled.

17. Costs and Expenses of Foreclosure. In any suit to foreclose the lien hereof there shall be allowed and included as additional indebtedness in the decree for sale all expenditures and expenses which may be paid or incurred by or on behalf of Agent for reasonable attorneys’ fees, appraiser’s fees, outlays for documentary and expert evidence, stenographic charges, publication costs and costs (which may be estimated as to items to be expended after the entry of the decree) of procuring all such abstracts of title, title searches and examination, guarantee policies, and similar data and assurances with respect to title as Agent may deem to be reasonably necessary either to prosecute any foreclosure action or to evidence to the bidder at any sale pursuant thereto the true condition of the title to or the value of the Mortgaged Property, and all of which expenditures shall become so much additional Debt which Borrower agrees to pay and all of such shall be immediately due and payable with interest thereon from the date of expenditure until paid at the Default Rate.

18. Protective Advances.

(a)	Advances, disbursements and expenditures made by Agent and/or Banks for the following purposes, whether before and during a foreclosure, and at any time prior to sale, and, where applicable, after sale, and during the pendency of any related proceedings, for the following purposes, shall, in addition to those otherwise authorized by this Mortgage, constitute “Protective Advances”:

(i)	all advances by Agent and/or Banks in accordance with the terms of this Mortgage to: (A) preserve or maintain, repair, restore or rebuild the improvements upon the Mortgaged Property; (B) preserve the lien of this Mortgage or the priority thereof; or (C) enforce this Mortgage;

(ii)	payments by Agent and/or Banks of: (A) when due, installments of principal, interest or other obligations in accordance with the terms of any prior lien or encumbrance; (B) when due, installments of real estate taxes and assessments, general and special and all other taxes and assessments of any kind or nature whatsoever which are assessed or imposed upon the mortgaged real estate or any part thereof; (C) other obligations authorized by this Mortgage; or (D) with court approval, any other amounts in connection with other liens, encumbrances or interests reasonably necessary to preserve the status of title;

(iii)	advances by Agent and/or Banks in settlement or compromise of any claims asserted by claimants under any prior liens;

(iv)	reasonable attorneys’ fees and other costs incurred: (A) in connection with the foreclosure of this Mortgage; (B) in connection with any action, suit or proceeding brought by or against the Agent for the enforcement of this Mortgage or arising from the interest of the Agent hereunder; or (C) in the preparation for the commencement or defense of any such foreclosure or other action;

(v)	Agent’s fees and costs, including reasonable attorneys’ fees, arising between the entry of judgment of foreclosure and the confirmation hearing;

(vi)	advances of any amount required to make up a deficiency in deposits for installments of taxes and assessments and insurance premiums as may be authorized by this Mortgage;

(vii)	expenses deductible from proceeds of sale;

(viii)	expenses incurred with respect to environmental testing, audits, reviews, inspections, and remediation;

(ix)	expenses incurred and expenditures made by Agent and/or Banks for any one or more of the following: (A) premiums for casualty and liability insurance paid by Agent and/or Banks whether or not Agent or a receiver is in possession, if reasonably required, in reasonable amounts, and all renewals thereof, without regard to the limitation to maintaining of existing insurance in effect at the time any receiver or mortgagee takes possession of the mortgaged real estate; (B) repair or restoration of damage or destruction in excess of available insurance proceeds or condemnation awards; (C) payments required or deemed by Agent and/or Banks to be for the benefit of the Mortgaged Property under any grant or declaration of easement, easement agreement, agreement with any adjoining land owners or instruments creating covenants or restrictions for the benefit of or affecting the mortgaged real estate; (D) shared or common expense assessments payable to any association or corporation in which the owner of the mortgaged real estate is a member in any way affecting the mortgaged real estate; (E) pursuant to any lease or other agreement for occupancy of the mortgaged real estate.

(b)	All Protective Advances shall be so much additional Debt, and shall become immediately due and payable without notice and with interest thereon from the date of the advance until paid at the Default Rate.

(c)	This Mortgage shall be a lien for all Protective Advances as to subsequent purchasers and judgment creditors from the time this Mortgage is recorded.

(d)	All Protective Advances shall, except to the extent, if any, that any of the same is clearly contrary to or inconsistent with the provisions of the Act, apply to and be included in the:

(i)	determination of the amount of Debt at any time;

(ii)	indebtedness found due and owing to the Agent in the judgment of foreclosure and any subsequent supplemental judgments, orders, adjudications or findings by the court of any additional indebtedness becoming due after such entry of judgment, it being agreed that in any foreclosure judgment, the court may reserve jurisdiction for such purpose;

(iii)	determination of amounts deductible from sale proceeds;

(iv)	application of income in the hands of any receiver or mortgagee in possession; and

(v)	computation of any deficiency judgment.

19. Application of Proceeds. The proceeds of any foreclosure sale of the Mortgaged Property or of any sale of property pursuant to Section 14(c) hereof shall be distributed in the following order of priority: First, on account of all costs and expenses incident to the foreclosure or other proceedings including all such items as are mentioned in Sections 14(c), and 17 hereof; second, to all items, other than principal and interest evidenced by the Notes, which under the terms hereof constitute Debt with interest thereon as herein provided; third, to all unpaid interest on the Notes; fourth, to all unpaid principal on the Notes; fifth, to whomsoever shall be lawfully entitled to same.

20. Rights Cumulative.

(a)	Each right, power and remedy herein conferred upon the Agent is cumulative and in addition to every other right, power or remedy, express or implied, now or hereafter provided by law or in equity, and each and every right, power, and remedy herein set forth or otherwise so existing may be exercised from time to time concurrently or independently and as often and in such order as may be deemed expedient by the Agent.

(b)	By accepting payment of any sums secured by this Mortgage after the due date thereof, by accepting performance of any of the Borrower’s obligations hereunder after such performance is due, or by making any payment or performing any act on behalf of the Borrower which the Borrower was obligated but failed to perform or pay, the Agent shall not waive, nor be deemed to have waived, its rights to require payment when due of all sums secured hereby and the due, punctual and complete performance of the Borrower’s obligations under this Mortgage, the Notes, or the other Loan Documents. No waiver or modification of any of the terms of this Mortgage shall be binding on the Agent unless set forth in writing signed by the Agent and any such waiver by the Agent of any Event of Default by the Borrower under this Mortgage shall not constitute a waiver of any other Event of Default under the same or any other provision hereof. If the Agent holds any additional security for any of the obligations secured hereby, it may pursue its rights or remedies with respect to such security at its option either before, contemporaneously with, or after a sale of the Mortgaged Property or any portion thereof.

(c)	No act or omission by the Agent shall release, discharge, modify, change or otherwise affect the liability under the Notes, this Mortgage, or any other obligation of the Borrower, or any subsequent purchaser of the Mortgaged Property or any part thereof, or any maker, co-signer, endorser, surety or guarantor, or preclude the Agent from exercising any right, power or privilege herein granted or intended to be granted in the event of any Event of Default then made or of any subsequent Event of Default, or alter the security interest or lien of this Mortgage except as expressly provided in an instrument or instruments executed by the Agent. The exercise of one right, power or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy; and no delay or omission of the Agent in the exercise of any right, power or remedy accruing hereunder or arising otherwise shall impair any such right, power or remedy, or be construed to be a waiver of any Event of Default or acquiescence therein. Except as otherwise specifically required herein, notice of the exercise of any right, remedy or power granted to the Agent by this Mortgage is not required to be given.

21. Successors and Assigns; Assignment.

(a)	This Mortgage and each and every provision hereof shall be binding upon the Borrower and its successors and assigns (including, without limitation, each and every record owner from time to time of the Mortgaged Property or any other person having an interest therein), and shall inure to the benefit of the Agent and its successors and assigns.

(b)	All of the covenants of this Mortgage shall run with the Land and be binding on any successor owners of the Land. In the event that the ownership of the Mortgaged Property or any portion thereof becomes vested in a person or persons other than the Borrower, the Agent may, without notice to the Borrower, deal with such successor or successors in interest of the Borrower with reference to this Mortgage and the Debt in the same manner as with the Borrower without in any way releasing or discharging the Borrower from its obligations hereunder. The Borrower will give immediate written notice to the Agent of any conveyance, transfer or change of ownership of the Mortgaged Property, but nothing in this Section shall vary or negate the provisions of Section 12 hereof.

(c)	The rights and obligations of Borrower under this Mortgage may not be assigned and any purported assignment by Borrower shall be null and void. Agent shall have the right to sell, assign or transfer portions of its right, title and/or interest in and to this Mortgage and the other Loan Documents (including the sale of participation interests therein), without the consent or approval of Borrower, and Borrower agrees to cooperate in all respects with Agent in connection therewith, including, without limitation, the execution of all documents and instruments reasonably requested by Agent or such transferee provided that such documents and instruments do not materially adversely affect any of Borrower’s duties or obligations under the Loan Documents. The Agent is authorized to make to any assignee or prospective assignee of the Loan or the Loan Documents, whatever disclosures regarding the Borrower or the Mortgaged Property it considers advisable.

22. Execution of Separate Security Agreements, Financing Statements, Etc.; Estoppel Letter; Corrective Documents.

(a)	The Borrower will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, conveyances, notes, mortgages, security agreements, financing statements and assurances as the Agent shall reasonably require for the better assuring, conveying, mortgaging, assigning and confirming unto the Agent all property mortgaged hereby or property intended so to be, whether now owned by the Borrower or hereafter acquired. Without limitation of the foregoing, the Borrower will assign to the Agent, upon request, as further security for the Debt, its interest in all agreements, contracts, licenses and permits affecting the Premises, such assignments to be made by instruments reasonably satisfactory to the Agent, but no such assignment shall be construed as a consent by the Agent to any agreement, contract, license or permit or to impose upon the Agent any obligations with respect thereto.

(b)	From time to time (but not more than twice per calendar year), the Borrower will furnish, within ten (10) days after request from the Agent, a written and duly acknowledged statement of the amount due under the Notes and this Mortgage and whether any alleged offsets or defenses exist against the Debt. From time to time (but not more than twice per calendar year), Agent will furnish, within ten (10) days after request from the Borrower, a written and duly acknowledged statement of the amount due under the Notes and this Mortgage.

(c)	The Borrower and the Agent shall, at the request of the other, promptly correct any defect, error or omission which may be discovered in the contents of this Mortgage or in the execution or acknowledgment hereof or in any other instrument executed in connection herewith or in the execution or acknowledgment of such instrument and will execute and deliver any and all additional instruments as may be requested by the Agent or the Borrower, as the case may be, to correct such defect, error or omission.

23. Subrogation. If any part of the Debt is used directly or indirectly to pay off, discharge or satisfy, in whole or in part, any prior lien or encumbrance upon the Mortgaged Property or any part thereof, then by advancing the monies to make such payment, the Agent shall be subrogated to the rights of the holder thereof in and to such other lien or encumbrance and any additional security held by such holder, and shall have the benefit of the priority of the same.

24. Governing Law. The validity, enforcement and interpretation of this Mortgage shall for all purposes be governed by and construed in accordance with the laws of the State of Indiana, without reference to the conflicts of law principles of that State, and applicable United States federal law, and is intended to be performed in accordance with, and only to the extent permitted by, such laws.

25. Business Loan.

(a)	The Borrower declares, represents, certifies and agrees that the proceeds of the Notes will be used solely for business purposes and that the loan is exempt from interest limitations pursuant to the provisions of 815 ILCS 205/4 and is an exempted transaction under the Truth in Lending Act, 15 U.S.C. Section 1601 et seq.

(b)	All rights, remedies and powers provided by this Mortgage may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of law, and all the provisions of this Mortgage are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Mortgage invalid or unenforceable under the provisions of any applicable law.

26. Escrow Deposits. Upon Agent’s request, and without limiting the effect of Sections 4, 5, and 6 hereof, the Agent may require that the Borrower pay to the Agent on the first business day of each calendar month an amount equal to one-twelfth (1/12th) of what the Agent estimates is necessary to pay, on an annualized basis, (1) all Taxes, and (2) all premiums for the insurance policies required under Section 6 hereof (“Premiums”) and to enable the Agent to pay same at least thirty (30) days before the Taxes would become delinquent and the Premiums are due, and, on demand, from time to time shall pay to the Agent additional sums necessary to pay the Premiums and Taxes. No amounts so paid shall be deemed to be trust funds, but may be commingled with the general funds of the Agent, and interest shall be payable thereon. In the event that the Borrower does not pay such sums for Premiums and Taxes, then the Agent may, but shall not be obligated to, pay such Premiums and Taxes and any money so paid by the Agent shall constitute additional Debt hereunder and shall be payable by Borrower to Agent on demand with interest thereon from the date of disbursement by Agent at the Default Rate. If an Event of Default occurs, the Agent shall have the right, at its election, to apply any amounts so held under this Section 26 against all or any part of the Debt, or in payment of the Premiums or Taxes for which the amounts were deposited. The Borrower will furnish to the Agent bills for Taxes and Premiums thirty (30) days before Taxes become delinquent and such Premiums become due.

27. Assignment of Leases and Other Agreements Affecting the Mortgaged Property. In order to further secure payment of the Debt and the observance, performance and discharge of the Borrower’s obligations under the Loan Documents, the Borrower hereby assigns to the Agent all of the Borrower’s right, title, interest and estate in, to and under all of the Leases and in and to all of the Rents and Profits (defined as all rents, income, issues and profits arising from any Leases, or other agreements affecting the use, enjoyment or occupancy of the Mortgaged Property now or hereafter made affecting the Mortgaged Property or any portion thereof). Unless and until an Event of Default occurs, the Borrower shall be entitled to collect the Rents and Profits (except as otherwise provided in this Mortgage) as and when they become due and payable. Neither these assignments nor Agent’s enforcement of the provisions of these assignments (including the receipt of the Rents) will operate to subordinate the lien of this Mortgage to any of the rights of any tenant of all or any part of the Mortgaged Property, or to subject Agent to any liability to any such tenant for the performance of any obligations of Borrower under any such Lease unless and until Agent agrees to such subordination or assumes such liability by an appropriate written instrument. The Agent shall be liable to account only for the Rents and Profits actually received by the Agent pursuant to any provision of any Loan Document.

28. Inspection of Premises and Records. The Agent and its representatives and agents shall have the right to inspect the Premises and all books, records and documents relating thereto at all reasonable times, after giving reasonable notice to the Borrower, and access thereto, subject to the rights of tenants pursuant to Leases. The Agent shall use reasonable efforts to avoid disturbing business operations on the Premises during such inspections. The Borrower or the Agent thereof shall keep and maintain full and correct books and records showing in detail the income and expenses of the Premises and permit the Agent or its agents to examine such books and records and all supporting vouchers and data at any time and from time to time on request at its offices at the address hereinafter identified or at such other location as may be mutually agreed upon.

29. Financial Statements. Borrower represents and warrants that the financial statements for the Mortgaged Property previously submitted to the Agent are true, complete and correct in all material respects, disclose all actual and contingent liabilities relating to the Mortgaged Property and do not contain any untrue statement of a material fact or omit to state a fact material to such financial statements. No material adverse change has occurred in the financial condition of the Mortgaged Property from the dates of said financial statements until the date hereof. Borrower shall furnish to the Agent the financial information required pursuant to Section 23 of the Loan Agreement.

30. Environmental Matters. Concurrently herewith, Borrower and Guarantor shall execute and deliver an Environmental Indemnity Agreement in form satisfactory to Agent (the “Environmental Indemnity Agreement”). The performance of the covenants, undertakings and obligations of the indemnitees under the Environmental Indemnity Agreement shall be secured by this Mortgage. Mortgagor hereby represents that to its “knowledge” (as defined in the Indemnity), the Real Estate: (a) is not “property” as defined in the Indiana Code Sec. 13-11-2-174, (b) except as disclosed by the Reports, is not, and has not been used, as a landfill or dump, (c) except as disclosed by the Reports, contains no underground storage tanks or hazardous waste or materials, and (d) that no disclosure statement under Indiana Code Sec. 13-25-3-1, et. seq. (Indiana Responsible Property Transfer Law) is required for this transaction.

31. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person, (ii) one (1) business day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the addresses set forth below in this Section or as such party may from time to time designate by written notice to the other parties. Either party by notice to the other in the manner provided herein may designate additional or different addresses for subsequent notices or communications:

To Agent:	Fifth Third Bank
222 South Riverside Plaza
30th Floor
MD GRVR0F
Chicago, Illinois 60606
Attn: Mr. Klay Schmeisser
With copy to:	Schwartz Cooper Chartered
180 North LaSalle Street
Suite 2700
Chicago, Illinois 60601
Attn: Michael S. Kurtzon, Esq.
To Borrower:	c/o Grubb & Ellis Realty Investors
1551 N. Tustin Ave., Suite 300
Santa Ana, CA 92705
Attn: Mathieu Streiff, Real Estate Counsel
With copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East, 28th Floor
Los Angeles, California 90067

Attn: Adam B. Weissburg

32. Releases.

(a)	Upon payment in full of all sums due under the Notes and this Mortgage and the other Loan Documents, the Agent shall, upon the request of, and at the cost of, the Borrower, execute a proper release of this Mortgage.

(b)	The Agent may, regardless of consideration, cause the release of any part of the Mortgaged Property from the lien of this Mortgage without in any manner affecting or impairing the lien or priority of this Mortgage as to the remainder of that Mortgaged Property.

33. Single Asset Borrower. Borrower was organized solely for the purpose of owning, developing, managing and disposing of the Mortgaged Property and does not own any real property other than the Mortgaged Property and does not operate any business other than the construction, ownership, management and operation of the Mortgaged Property. Borrower shall not during the term of the Loan, including any extensions, modifications, renewals or refinancings thereof, acquire any real property or assets other than the Mortgaged Property, operate any business other than the acquisition, management and disposition of the Mortgaged Property, or incur any liability or obligation other than those incurred in the ownership and operation of the Mortgaged Property. Borrower will not commingle any of its funds or assets with those of any other entity and has held, and will hold, all of its assets and conduct all of its business in its own name. Borrower has paid and will pay all of its liabilities out of its own funds and assets. Borrower has allocated and will allocate fairly and reasonably any overhead for shared office space and will use separate stationery, invoices and checks in connection with the conduct of its business. Borrower not has entered into and will not enter into, or be a party to, any transaction with any of its equity interest holders or its affiliates, except in the ordinary course of its business and on terms which are intrinsically fair and no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party, except as otherwise approved by Agent. Borrower will not engage in, seek, or consent to any dissolution, winding up or liquidation, without the express consent of Agent. Borrower’s certificate of formation and limited liability company agreement shall limit its purpose to the acquisition, management, operation and disposition of the Mortgaged Property, and such purposes shall not be amended without the prior written consent of Agent, which consent may be withheld by Agent in its sole and absolute discretion.

34. Indemnification By the Borrower. The Borrower shall protect and indemnify the Agent and/or Banks from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements), imposed upon or incurred by or asserted against the Agent and/or Banks or the members, partners, stockholders, directors, officers, agents or employees of the Agent and/or Banks by reason of (a) ownership of the Mortgaged Property or any interest therein, or receipt of any Rents or other sum therefrom, (b) any accident to, injury to or death of persons or loss of or damage to Mortgaged Property occurring on or about the Mortgaged Property or the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways, (c) any failure on the part of the Borrower to perform or comply with any of the terms, covenants, conditions and agreements set forth in this Mortgage, the Notes, or any agreement, reimbursement agreement, guaranty, or any other agreements executed by the Borrower or any other persons directly or indirectly liable for the payment of the Debt, (d) any failure on the part of the Borrower to perform or comply with (i) any other agreement executed by the Borrower or (ii) any requirement of law, (e) payment of sums for the protection of the lien and security interest of the Agent and/or Banks in and to the Mortgaged Property, (f) performance of any labor or services or the furnishing of any materials or other Mortgaged Property in respect of the Mortgaged Property or any part thereof for construction or maintenance or otherwise, or (g) any action brought against the Agent and/or Banks attacking the validity, priority or enforceability of this Mortgage, the Notes, any other Loan Document or any agreement, reimbursement agreement, guaranty, or any other agreements executed by the Borrower or any other persons directly or indirectly liable for the payment of the Debt. Any amounts payable to the Agent and/or Banks under this paragraph shall bear interest at the Default Rate and shall be secured by this Mortgage. In the event any action, suit or proceeding is brought against the Agent and/or Banks or the members, partners, stockholders, directors, officers, agents or employees of the Agent and/or Banks by reason of any such occurrence, the Borrower, upon the request of the Agent and at Borrower’s expense, shall resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by Borrower and approved by the Agent. Such obligations under this paragraph shall survive the termination, satisfaction or release of this Mortgage. Notwithstanding the foregoing, Agent and Banks will use commercially reasonable efforts to avoid duplication of work directed to legal counsel or other professionals and consultants.

35. OFAC Covenant. Borrower shall ensure, and cause each of its subsidiaries to ensure, that (i) no person who owns twenty percent (20.00%) or more of the equity interests in Borrower, or otherwise controls Borrower or any of its subsidiaries is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) the proceeds of the Loan do not violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) it shall comply, and cause each of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

36. Miscellaneous.

(a)	Time is of the Essence. Time is of the essence of this Mortgage.

(b)	Captions and Pronouns. The captions and headings of the various Sections of this Mortgage are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable.

(c)	The Borrower Not a Joint Venturer or Partner. The Borrower and the Agent acknowledge and agree that in no event shall the Agent be deemed to be a partner or joint venturer with the Borrower. Without limitation of the foregoing, the Agent shall not be deemed to be such a partner or joint venturer on account of its becoming a mortgagee in possession or exercising any rights pursuant to this Mortgage or pursuant to any other instrument or document evidencing or securing any of the Debt, or otherwise.

(d)	Replacement of the Notes. Upon notice to the Borrower of the loss, theft, destruction or mutilation of the Notes, the Borrower will execute and deliver, in lieu thereof, a replacement note, identical in form and substance to the Notes and dated as of the date of the Notes and upon such execution and delivery all references in any of the Loan Documents to the Notes shall be deemed to refer to such replacement note.

(e)	Waiver of Consequential Damages. The Borrower covenants and agrees that in no event shall the Agent and/or the Banks be liable for consequential damages, whatever the nature of a failure by the Agent to perform its obligation(s), if any, under the Loan Documents, and the Borrower hereby expressly waives all claims that they now or may hereafter have against the Agent and/or Banks for such consequential damages.

(f)	After Acquired Mortgaged Property. The lien hereof will automatically attach, without further act, to all after-acquired Mortgaged Property attached to and/or used in connection with or in the operation of the Mortgaged Property or any part thereof.

(g)	Severability. If any provision hereof should be held unenforceable or void, then such provision shall be deemed separable from the remaining provisions and shall in no way affect the validity of this Mortgage except that if such provision relates to the payment of any monetary sum, then the Agent may, at its option declare the Debt immediately due and payable.

(h)	Interpretation of Agreement. Should any provision of this Mortgage require interpretation or construction in any judicial, administrative, or other proceeding or circumstance, it is agreed that the parties hereto intend that the court, administrative body, or other entity interpreting or construing the same shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of both parties hereto have fully participated in the preparation of all provisions of this Mortgage, including, without limitation, all Exhibits attached to this Mortgage.

(i)	Joint and Several Obligations; Counterparts. If this Mortgage is executed by more than one Borrower, (i) the obligations and liabilities of Borrower under this Mortgage shall be joint and several and shall be binding upon and enforceable against Borrower and their respective successors and assigns, and (ii) this Mortgage may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Mortgage.

(j)	Effect of Extensions and Amendments. If the payment of the Debt, or any part thereof, be extended or varied, or if any part of the security or guaranties therefor be released, all persons now or at any time hereafter liable therefor, or interested in the Mortgaged Property shall be held to assent to such extension, variation or release, and their liability, and the lien, and all provisions hereof, shall continue in full force and effect; the right of recourse against all such persons being expressly reserved by the Agent, notwithstanding any such extension, variation or release.

(k)	Mortgagee-in-Possession. Nothing herein contained shall be construed as constituting the Agent a mortgagee-in-possession in the absence of the actual taking of possession of the Premises by the Agent pursuant to this Mortgage.

(l)	No Merger. The parties hereto intend that the Mortgage and the lien hereof shall not merge in fee simple title to the Premises, and if the Agent acquires any additional or other interest in or to the Premises or the ownership thereof, then, unless a contrary intent is manifested by the Agent as evidenced by an express statement to that effect in an appropriate document duly recorded, this Mortgage and the lien hereof shall not merge in the fee simple title and this Mortgage may be foreclosed as if owned by a stranger to the fee simple title.

(m)	Complete Agreement. This Mortgage, the Notes and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and the Loan Documents may not be modified, altered or amended except by an agreement in writing signed by both the Borrower and the Agent.

(n)	This Mortgage is given to secure not only the original indebtedness secured hereby, but also such future advances up to a total indebtedness of $116,000,000.00 (provided that such amount may include capitalized interest, costs, and impositions), as may be made within twenty (20) years from the date hereof, plus interest thereon, and any disbursements made by Agent and/or Banks for the payment of taxes, insurance or other liens on the Mortgaged Property, with interest on such disbursements, which advances shall be secured hereby to the same extent as if such future advances were made this date. The total amount of indebtedness secured hereby may increase or decrease from time to time. The provisions of this paragraph shall not be construed to imply any obligation on Agent and/or Banks to make any future advances, it being the intention of the parties that any future advances shall be solely at the discretion and option of Agent and/or Banks. Any reference to the Notes in this Mortgage shall be construed to reference any future advances pursuant to this paragraph.

37. JURISDICTION AND VENUE. BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY BORROWER AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS MORTGAGE SHALL BE LITIGATED IN THE CIRCUIT COURT OF MARION COUNTY, INDIANA, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA OR, IF LENDER INITIATES SUCH ACTION, ANY COURT IN WHICH LENDER SHALL INITIATE SUCH ACTION AND WHICH HAS JURISDICTION. BORROWER HEREBY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED BY LENDER IN ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREE THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS TO WHICH NOTICES ARE TO BE SENT PURSUANT TO THIS MORTGAGE. BORROWER WAIVES ANY CLAIM THAT MARION COUNTY, INDIANA OR THE SOUTHERN DISTRICT OF INDIANA IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE MAILING THEREOF, BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY LENDER AGAINST BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWER SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING BY LENDER OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND BORROWER HEREBY WAIVES THE RIGHT, IF ANY, TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

38. Waiver of Jury Trial. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS MORTGAGE, ANY OTHER LOAN DOCUMENT, OR ANY RELATIONSHIP BETWEEN BORROWER AND LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE LOAN DESCRIBED HEREIN AND IN THE OTHER LOAN DOCUMENTS.

39. Additional Waivers. BORROWER EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY LENDER ON THIS MORTGAGE, ANY AND EVERY RIGHT THEY MAY HAVE TO (I) INTERPOSE ANY COUNTERCLAIM THEREIN UNLESS UNDER THE APPLICABLE RULES OF COURT SUCH COUNTERCLAIM MUST BE ASSERTED IN SUCH PROCEEDING, OR (II) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING UNLESS UNDER THE APPLICABLE RULES OF COURT SUCH SUIT, ACTION OR PROCEEDING MUST BE CONSOLIDATED WITH THE PROCEEDING BROUGHT BY LENDER.

IN WITNESS WHEREOF, the Borrower has caused this Mortgage to be duly executed and delivered as of the day and year first above written.

G&E HEALTHCARE REIT MEDICAL PORTFOLIO 3, LLC, a Delaware limited liability company

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title:	Authorized Signatory

[SEE ATTACHMENT]

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
)
COUNTY OF ORANGE	)

On June 18, 2008, before me, Monica Chavez, a Notary Public, personally appeared Shannon K S Johnson who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

WITNESS my hand and official seal.

Signature /s/ Monica Chavez

[Seal]Monica Chavez

[Seal] Commission # 1762879

[Seal] Notary Public – California

[Seal] Orange County

[Seal] My Comm. Expires Aug 21, 2011